Exhibit 99.1

Eton Pharmaceuticals Provides Update on the FDA Review of EM-100

DEER PARK, Ill., Aug 11, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, reported that its partner has not yet received a communication from the U.S. Food and Drug Administration (FDA) regarding its decision on the review of EM-100. EM-100’s Generic Drug User Fee Act (GDUFA) target action date was August 10th. The company is not aware of any information requests outstanding and expects the FDA to communicate a decision in the coming days.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing, acquiring, and commercializing innovative products. Eton is primarily focused on hospital injectable and pediatric rare disease products. The company’s first commercial product, Biorphen, is the only FDA approved ready-to-use formulation of phenylephrine injection and was launched in December 2019. The company’s lead pediatric product is the orphan drug Alkindi® Sprinkle, which is currently under review with the FDA. The company has an additional seven products under development, including five that are under review with the FDA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740